Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Uni-Pixel, Inc. and subsidiaries:

We consent to the use of our report dated March 12, 2010, with respect to the consolidated balance sheets of Uni-Pixel, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) for the years ending December 31, 2009 and 2008, incorporated by reference in this Registration Statement on Form S-1 and related prospectus  and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements for 2009 and 2008 do not include any adjustments that might result from the outcome of that uncertainty.

/s/ PMB Helin Donovan

Austin, TX

October 12, 2010